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                                                                    EXHIBIT 12.1


                           PENN NATIONAL GAMING, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)

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
                                                                                                             THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                              MARCH 31,
                                            ----------------------------------------------------------       -------------------
                                             1996         1997         1998         1999         2000         2000         2001
                                             ----         ----         ----         ----         ----         ----         ----
Earnings, as defined:
Income from continuing operations
  before provision for income taxes         $ 9,304      $ 6,077      $12,022      $10,510      $28,712      $ 5,763      $ 7,227
  Add:
      Interest expense                          506        4,591        8,374       11,828       22,843        3,237        9,487
      Estimate of interest included in
        rental expense                          334          269          390          524        1,178          571          132
      Amortization of capitalized debt
        costs and premium on debt                34          296          430          946        1,555          466          266
                                            -------      -------      -------      -------      -------      -------      -------

Earnings, as defined                        $10,178      $11,233      $21,216      $23,808      $54,288      $10,037      $17,112
                                            =======      =======      =======      =======      =======      =======      =======

Fixed Charges:
Interest expense                            $   506      $ 4,591      $ 8,374      $11,828      $22,843      $ 3,237      $ 9,487
Estimate of interest included in
  rental expense                                334          269          390          524        1,178          571          132
Amortization of capitalized debt costs
  and premium on debt                            34          296          430          946        1,555          466          266
Capitalized interest                             --           --           --           --          229           28           --
                                            -------      -------      -------      -------      -------      -------      -------

Total fixed charges                         $   874      $ 5,156      $ 9,194      $13,298      $25,805      $ 4,302      $ 9,885
                                            =======      =======      =======      =======      =======      =======      =======

Ratio of earnings to fixed charges             11.7          2.2          2.3          1.8          2.1          2.3          1.7
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